Exhibit 99.1

Frontdoor Announces Full-Year 2022 Revenue Increased 4% to $1.66 Billion;

Fourth Quarter Financial Results Reflect Moderation of Inflationary Cost Pressures;

2023 Gross Margins Expected to Improve from Aggressive Pricing Actions in 2022;

Launching New Frontdoor Brand in the Second Quarter of 2023

MEMPHIS, TENN. — March 1, 2023 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced fourth-quarter and full-year 2022 results.

Financial Results
	Three Months Ended December 31,			Year Ended December 31,
$ millions (except as noted)	2022	2021	Change	2022	2021	Change
Revenue	$339	$340	—%	$1,662	$1,602	4%
Gross Profit	145	141	3%	710	784	(10)%
Net Income	8	7	24%	71	128	(45)%
Diluted Earnings per Share	0.10	0.08	29%	0.87	1.50	(42)%
Adjusted Net Income(1)	11	9	24%	104	161	(36)%
Adjusted Diluted Earnings per Share(1)	0.13	0.10	28%	1.27	1.89	(33)%
Adjusted EBITDA(1)	33	28	17%	214	300	(29)%
Home Service Plans (number in millions)				2.13	2.21	(4)%

Fourth-Quarter 2022 Summary

•	Revenue of $339 million was in line with the prior year period

•	Gross profit margin of 43% was better than expected as inflation moderated

•	Net income of $8 million and Adjusted EBITDA(1) of $33 million

Full-Year 2022 Summary

•	Revenue increased 4% to $1.66 billion and was comprised of a 6% increase from price and changes in customer product mix, partly offset by a 2% decline from lower volume

•	Gross profit margin declined 620 basis points to 43%, primarily driven by higher inflation

•	Net income of $71 million includes impairment and restructuring charges of $34 million

•	Adjusted EBITDA(1) of $214 million

Full-Year 2023 Outlook

•	Revenue range of $1.70 billion to $1.74 billion

•	Gross profit margin range of 43% to 45%

•	Adjusted EBITDA(2) range of $220 million to $240 million

“While 2022 was one of the most challenging macroeconomic environments this company has ever experienced, I believe that we have a bright financial outlook,” said Chief Executive Officer Bill Cobb. “We are developing multiple growth engines that will better position us to take advantage of the substantial market opportunity in the home services category. I am very excited about the upcoming launch of our new Frontdoor brand and expanding our growth opportunities to new sets of consumers. I encourage all of our stakeholders to find out more at our investor day tomorrow.”

“Our fourth quarter financial results were better than expected as inflation moderated,” said Chief Financial Officer Jessica Ross. “However, our full-year 2022 financial results were significantly impacted by rapidly rising inflation and a continued decline in our Real Estate channel sales, driven by the tight market conditions. Our full year 2023 outlook reflects ongoing sales pressure in our go-to-market home service plan channels as well as increased SG&A attributed to the launch of our Frontdoor brand. Our 2023 outlook also reflects higher gross margins resulting from the aggressive pricing and improvement initiatives we took last year, combined with the expectation that inflation will continue to improve.”

Fourth-Quarter 2022 Results

Revenue by Customer Channel
	Three Months Ended December 31,
$ millions	2022	2021	Change
Renewals	$254	$236	8%
Real estate (First-Year)	31	46	(32)%
Direct-to-consumer (First-Year)	43	43	(1)%
Other	12	15	(24)%

Total	$339	$340	—%

Fourth-quarter 2022 revenue of $339 million was in line with prior year period results. Renewals revenue increased 8% due to improved price realization. Real estate revenue decreased 32%, reflecting a continued decline in the number of home service plans resulting from the historically challenging home seller’s market. Direct-to-consumer revenue decreased 1% due to a decline in the number of home service plans that was mostly offset by higher pricing. The decline in other revenue was primarily driven by lower Streem revenue.

Fourth-quarter 2022 net income was $8 million, or diluted earnings per share of $0.10.

Period-over-Period Adjusted EBITDA(1) Bridge
$ millions
Three Months Ended December 31, 2021	$28
Impact of change in revenue(3)	4
Contract claims costs(4)	(1)
Sales and marketing costs	(2)
Customer service costs	3
General and administrative costs	(2)
Interest and net investment income	2
Other	1

Three Months Ended December 31, 2022	$33

Fourth-quarter 2022 Adjusted EBITDA(1) of $33 million increased 17% versus the prior year period as a result of the following factors:

•	$4 million benefit from higher revenue conversion(3); and

•

$1 million of higher contract claims costs(4), excluding the impact of claims costs related to the change in revenue. Fourth quarter contract claims costs includes $25 million of favorable development related to prior periods, comprised of approximately $18 million related to the third quarter of 2022 and approximately $6 million related to the second quarter of 2022.

Full-Year 2022 Results

Revenue by Customer Channel
	Year Ended December 31,
$ millions	2022	2021	Change
Renewals	$1,203	$1,013	9%
Real estate (First-Year)	184	252	(27)%
Direct-to-consumer (First-Year)	219	201	9%
Other	56	46	19%

Total	$1,662	$1,602	4%

Full-year 2022 revenue increased 4% over the prior year to $1.66 billion. Renewals revenue increased 9% versus the prior year due to improved price realization and a higher number of home service plans. Real estate revenue decreased 27% versus the prior year due to a decline in the number of home service plans as a result of the challenging home seller’s market. Direct-to-consumer revenue increased 9% due to improved price realization and a mix shift to higher priced products, partially offset by a decline in volume. The increase in other revenue was primarily driven by growth in on-demand home services.

Full-year 2022 net income was $71 million, or diluted earnings per share of $0.87.

Period-over-Period Adjusted EBITDA(1) Bridge
$ millions
Year Ended December 31, 2021	$300
Impact of change in revenue(3)	62
Contract claims costs(4)	(137)
Sales and marketing costs	(8)
Customer service costs	4
General and administrative costs	(10)
Interest and net investment income	3

Year Ended December 31, 2022	$214

Full-year 2022 Adjusted EBITDA(1) of $214 million was $86 million lower than the prior year as a result of the following factors:

•	$62 million benefit from higher revenue conversion(3);

•

$137 million of higher contract claims costs(4), excluding the impact of claims costs related to the change in revenue. The increase was driven by inflationary cost pressures, including rising contractor-related expenses and higher parts and equipment costs.

Cash Flow

	Year Ended December 31,
$ millions	2022	2021
Net cash provided from (used for):
Operating Activities	$142	$185
Investing Activities	(35)	(31)
Financing Activities	(77)	(489)

Cash increase (decrease) during the period	$29	$(335)

Net cash provided from operating activities was $142 million for the 12 months ended December 31, 2022 and was comprised of $151 million in earnings adjusted for non-cash charges, partially offset by $5 million in payments for restructuring charges and $5 million of cash used for working capital.

Net cash used for investing activities was $35 million for the 12 months ended December 31, 2022 and primarily comprised capital expenditures related to investments in technology.

Net cash used for financing activities was $77 million for the 12 months ended December 31, 2022 and was primarily comprised of $59 million of share repurchases.

Free Cash Flow was $102 million for the 12 months ended December 31, 2022.

Cash as of December 31, 2022 was $292 million and was comprised of $145 million of restricted net assets and $147 million of Unrestricted Cash.

First-Quarter 2023 Outlook

•

Revenue of $355 million to $365 million, reflecting double-digit growth in the renewals channel, partially offset by an approximately 30% decline in the first-year real estate channel and a low single-digit decline in the first year direct to consumer channel.

•	Adjusted EBITDA(2) of $27 million to $37 million, reflecting benefit of prior pricing actions and mid-single digit inflation.

Full-Year 2023 Outlook

•	Revenue of $1.70 billion to $1.74 billion, or approximately 4% higher than the prior year. Some of the key revenue assumptions include:

•	Approximately 10% revenue growth in the renewals channel.

•	Low double digit revenue decline in the direct-to-consumer channel.

•	Nearly 20% revenue decline in the real estate channel.

•	Number of home service plans is expected to decline in the mid to upper single digit rate.

•	Gross profit margin of 43% to 45%, which reflects prior pricing actions flowing through and a moderation of inflation.

•	SG&A of $560 million to $585 million, which includes costs associated with marketing, technology and staffing related to the launch of the new Frontdoor brand.

•	Adjusted EBITDA(2) of $220 million to $240 million.

•	Capital expenditures of approximately $35 to 45 million, primarily consisting of technology investments.

•	Annual effective tax rate of approximately 26%.

Fourth-Quarter and Full-Year 2022 Earnings Conference Call to Occur at Frontdoor’s Investor Day

Frontdoor has scheduled an Investor Day event on March 2, 2023 where several members of the leadership team will provide an in-depth discussion of the company’s vision, strategy, and innovative new service offering. Leadership will also review the 2022 financial results and 2023 financial outlook and respond to questions from the investment community. The conference will begin at approximately 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time). A live webcast, as well as the presentation slides, will be available to the public on the day of the event on Frontdoor’s investor relations home page. The webcast will be available for approximately 60 days. To view a replay of the webcast, visit Frontdoor’s investor relations home page.

About Frontdoor, Inc.

Frontdoor is reimagining how homeowners maintain and repair their most valuable asset. As the parent company of two leading brands, we bring over 50 years of experience in providing our members with comprehensive options to protect their homes from costly and unexpected breakdowns through our extensive network of pre-qualified professional contractors. American Home Shield, the category leader in home service plans with approximately two million members, gives homeowners budget protection and convenience, covering up to 23 essential home systems and appliances. Frontdoor is a cutting edge, one-stop app for home repair and maintenance. Enabled by our Streem technology, the app empowers homeowners by connecting them in real time through video chat with pre-qualified experts to diagnose and solve their problems. The Frontdoor app also offers homeowners a range of other benefits including DIY tips, discounts and more. For more information about American Home Shield and Frontdoor, please visit

frontdoorhome.com (soon to be frontdoor.com).

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: changes in macroeconomic conditions, including inflation, global supply chain challenges and the persistence of the COVID-19 pandemic, especially as they may affect existing home sales, interest rates, consumer confidence or labor availability; increases in parts, appliance and home system prices, and other operating costs; changes in the source and intensity of competition in our market; the success of our business strategies; the ability of our marketing efforts to be successful or cost-effective; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; our dependence on our real estate and direct-to-consumer customer acquisition channels and our renewals channel; our ability to attract and retain qualified key employees and labor availability in our customer service operations; our dependence on third-party vendors, including business process outsourcers, and third-party component suppliers; cybersecurity breaches, disruptions or failures in our technology systems; our ability to protect the security of personal information about our customers; evolving corporate governance and disclosure regulations and expectations related to environmental, social and governance matters; risks related to the COVID-19 pandemic; lawsuits, enforcement actions and other claims by third parties or governmental authorities; increases in tariffs or changes to import/export regulations; physical effects of climate change, adverse weather conditions and Acts of God, along with the increased focus on sustainability; our ability to protect our intellectual property and other material proprietary rights; negative reputational and financial impacts resulting from acquisitions or strategic transactions; requirement to recognize impairment charges; third-party use of our trademarks as search engine keywords to direct our potential customers to their own websites; inappropriate use of social media by us or other parties to harm our reputation; special risks applicable to operations outside the United States by us or our business process outsource providers; a return on investment in our common stock is dependent on appreciation in the price; restrictions in our certificate of incorporation related to an acquisition of us or to our lawsuits against us or our directors or officers; the effects of our significant indebtedness; increases in interest rates increasing the cost of servicing our indebtedness; and increased borrowing costs due to lowering or withdrawal of the credit ratings, outlook or watch assigned to us, our debt securities or our Credit Facilities; and our ability to generate significant cash needed to fund our operations and service our debt. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2022 Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise the forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the SEC, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Unrestricted Cash.

We define “Adjusted EBITDA” as net income before depreciation and amortization expense; goodwill and intangibles impairment; restructuring charges; provision for income taxes; non-cash stock-based compensation expense; interest expense; loss on extinguishment of debt; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; loss on extinguishment of debt; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2022 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

© 2023 Frontdoor, Inc. All rights reserved. The following terms, which may be used in this presentation, are trademarks of Frontdoor, Inc. and its subsidiaries: Frontdoor®, American Home Shield®, HSA™, OneGuard®, Landmark Home Warranty®, ProConnect®, Streem®, the Streem logo and the Frontdoor logo. All other trademarks used herein are the property of their respective owners.

For further information, contact:

Investor Relations:	Media :
Matt Davis	Alison Bishop
901.701.5199	901.701.5198
ir@frontdoorhome.com	mediacenter@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.

(2)

A reconciliation of the forward-looking first-quarter and full-year 2023 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)

Revenue conversion includes the impact of the change in the number of home service plans as well as the impact of year-over-year price changes. The impact of the change in the number of home service plans considers the associated revenue on those plans less an estimate of contract claims costs based on margin experience in the prior year period.

(4)

Contracts claims costs includes the impact of changes in service request incidence, inflation and other drivers associated with the number of home service plans in the prior year period. The impact on contract claims costs resulting from year-over-year changes in the number of home service plans is included in revenue conversion above

Frontdoor, Inc.

Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$339	$340	$1,662	$1,602
Cost of services rendered	195	199	952	818

Gross Profit	145	141	710	784
Selling and administrative expenses	119	119	521	511
Depreciation and amortization expense	9	8	34	35
Goodwill and intangibles impairment	—	—	14	—
Restructuring charges	2	1	20	3
Interest expense	9	7	31	39
Interest and net investment income	(2)	—	(4)	(1)
Loss on extinguishment of debt	—	—	—	31

Income before Income Taxes	8	7	93	168
Provision for income taxes	—	—	22	39

Net Income	$8	$7	$71	$128

Other Comprehensive Income, Net of Income Taxes:
Net unrealized gain on derivative instruments	—	5	27	15

Total Comprehensive Income	$9	$12	$98	$143

Earnings per Share:
Basic	$0.10	$0.08	$0.87	$1.51

Diluted	$0.10	$0.08	$0.87	$1.50

Weighted-average Common Shares Outstanding:
Basic	81.5	83.9	81.8	85.1
Diluted	81.7	84.6	82.0	85.5

Frontdoor, Inc.

Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of December 31,
	2022	2021
Assets:
Current Assets:
Cash and cash equivalents	$292	$262
Receivables, less allowance of $4 and $4, respectively	5	7
Prepaid expenses and other assets	33	25

Total Current Assets	330	295

Other Assets:
Property and equipment, net	66	66
Goodwill	503	512
Intangible assets, net	148	159
Operating lease right-of-use assets	11	17
Deferred customer acquisition costs	16	16
Other assets	8	5

Total Assets	$1,082	$1,069

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$80	$66
Accrued liabilities:
Payroll and related expenses	22	24
Home service plan claims	103	88
Other	21	28
Deferred revenue	121	155
Current portion of long-term debt	17	17

Total Current Liabilities	364	378

Long-Term Debt	592	608
Other Long-Term Liabilities:
Deferred taxes	39	41
Operating lease liabilities	18	19
Other long-term obligations	8	21

Total Other Long-Term Liabilities	65	81

Commitments and Contingencies (Note 8)
Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 86,079,773 shares issued and 81,517,243 shares outstanding as of December 31, 2022 and 85,798,765 shares issued and 83,232,481 shares outstanding as of December 31, 2021	1	1
Additional paid-in capital	90	70
Retained earnings	124	53
Accumulated other comprehensive income (loss)	8	(18)
Less common stock held in treasury, at cost; 4,562,530 shares as of December 31, 2022 and 2,566,284 shares as of December 31, 2021	(162)	(103)

Total Equity	61	2

Total Liabilities and Shareholders’ Equity	$1,082	$1,069

Frontdoor, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Year Ended December 31,
	2022	2021
Cash and Cash Equivalents at Beginning of Period	$262	$597
Cash Flows from Operating Activities:
Net Income	71	128
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	34	35
Deferred income tax benefit	(10)	(2)
Stock-based compensation expense	22	25
Goodwill and intangibles impairment	14	—
Restructuring charges	20	3
Payments for restructuring charges	(5)	(2)
Loss on extinguishment of debt	—	31
Other	1	5
Change in working capital:
Receivables	2	(2)
Prepaid expenses and other current assets	(3)	—
Accounts payable	15	10
Deferred revenue	(35)	(32)
Accrued liabilities	10	(6)
Accrued interest payable	—	(9)
Current income taxes	6	1

Net Cash Provided from Operating Activities	142	185

Cash Flows from Investing Activities:
Purchases of property and equipment	(40)	(31)
Business acquisitions, net of cash received	—	—
Purchases of available-for-sale securities	—	—
Sales and maturities of available-for-sale securities	—	—
Other investing activities	4	—

Net Cash Used for Investing Activities	(35)	(31)

Cash Flows from Financing Activities:
Borrowings of debt, net of discount	—	638
Payments of debt and finance lease obligations	(17)	(994)
Debt issuance cost paid	—	(8)
Call premium paid on retired debt	—	(21)
Repurchase of common stock	(59)	(103)
Other financing activities	(2)	(1)

Net Cash Used for Financing Activities	(77)	(489)

Cash Increase (Decrease) During the Period	29	(335)

Cash and Cash Equivalents at End of Period	$292	$262

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended December 31,		Year Ended December 31,
($ millions, except per share amounts)	2022	2021	2022	2021
Net Income	$8	$7	$71	$128
Amortization expense	1	2	7	11
Goodwill and intangibles impairment	—	—	14	—
Restructuring charges	2	1	20	3
Loss on extinguishment of debt	—	—	—	31
Tax impact of adjustments	(1)	(1)	(8)	(11)

Adjusted Net Income	$11	$9	$104	$161

Adjusted Earnings per Share:
Basic	$0.13	$0.10	$1.27	$1.90
Diluted	$0.13	$0.10	$1.27	$1.89
Weighted-average common shares outstanding:
Basic	81.5	83.9	81.8	85.1
Diluted	81.7	84.6	82.0	85.5

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended December 31,		Year Ended December 31,
($ millions)	2022	2021	2022	2021
Net Cash Provided from Operating Activities	$62	$43	$142	$185
Property Additions	(10)	(7)	(40)	(31)

Free Cash Flow	$52	$35	$102	$154

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2021	2022	2021
Net Income	$8	$7	$71	$128
Depreciation and amortization expense	9	8	34	35
Goodwill and intangible impairment	—	—	14	—
Restructuring charges	2	1	20	3
Provision for income taxes	—	—	22	39
Non-cash stock-based compensation expense	5	6	22	25
Interest expense	9	7	31	39
Loss on extinguishment of debt	—	—	—	31

Adjusted EBITDA	$33	$28	$214	$300

Key Business Metrics

	As of December 31,
	2022	2021
Number of home service plans (in millions)	2.13	2.21
Renewals	1.56	1.51
First-Year Direct-To-Consumer	0.32	0.33
First-Year Real Estate	0.25	0.37
Reduction in number of home service plans	(4)%	(2)%
Customer retention rate(1)	75.7%	74.2%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.